Exhibit 99.2

News Release

1601 Bryan Street

Dallas, Texas 75201-3411

FOR IMMEDIATE RELEASE

TXU Corp. Announces Completion of Performance Improvement Review;

TXU Corp. Board Declares Increased Dividend and Authorizes Share Repurchase;

TXU Corp. Announces Increased Earnings Outlook

Highlights:

•	Performance Improvement Review is complete and supports increased distribution to shareholders and improved financial outlook.

•	The TXU Corp. board of directors adopted a new dividend and cash distribution policy and declared a regular quarterly dividend of 56.25 cents per share on the common stock of the company, an increase of 350 percent over the previous quarter.

•	The outlook for operational earnings[1] for 2005 has increased to a range of $5.65 to $5.85 per diluted share of common stock, an increase of 44 percent over the midpoint of $4.00 per diluted share for the prior 2005 guidance.

•	The outlook for operational earnings for 2004 has increased to a range of $2.65 to $2.70 per diluted share of common stock, an increase over the midpoint of $2.60 per diluted share for the prior 2004 guidance.

•	A preliminary outlook for 2006 has been established in a range of 16 to 20 percent improvement relative to the $5.75 midpoint of the 2005 outlook.

•	The TXU Corp. board of directors authorized a share repurchase program for 50 million shares, replacing the previous 10 million share authorization.

DALLAS (October 25, 2004) – TXU Corp. (NYSE:TXU) announced today that its board of directors has adopted a revised dividend and cash distribution policy. The new policy sets the dividend at an annual rate of $2.25, with an expectation of 5 percent annual dividend growth. The dividend rate will be subject to regular review by the board and may be changed based upon a number of factors. In addition, the policy provides that, in any year, the board may authorize cash distributions to shareholders in the form of share repurchases or special dividend, subject to a cap of 75 percent of TXU Corp.’s operational earnings in that year. Consistent with this policy, the board of directors has declared a regular quarterly dividend of 56.25 cents per share on the common stock of the company, a 350 percent increase over the previous quarter. This decision is the result of the completion of the Phase Two performance improvement review and the dividend policy review announced by the company on September 15, 2004. The dividend will be paid on January 3, 2005 to shareholders of record as of December 3, 2004. The board of directors also authorized the repurchase of 50 million shares of common stock. During 2004, TXU Corp. has repurchased 32 million shares of common stock, including 2.0 million of the 10 million shares announced in September. The 50 million shares replace any previously authorized but not executed repurchases.

In addition, the company has increased its outlook for operational earnings for 2005 to a range of $5.65 to $5.85 per diluted share of common stock, an increase of 44 percent over the midpoint of $4.00 per diluted share for its prior 2005 outlook. In addition, the outlook for operational earnings for 2004 increased to a range of $2.65 to $2.70 per diluted share, an increase over the midpoint of $2.60 per diluted share for the prior 2004 outlook, reflecting the impact of the revised estimate of diluted shares outstanding. The company also established a preliminary 2006 outlook in a range of 16 to 20 percent over the midpoint of $5.75 per diluted share for the updated 2005 outlook.

[1]	Operational Earnings Per Share (a non-GAAP measure): Per share (diluted) income from continuing operations, excluding special items and net of preference share dividends. TXU forecasts earnings on an operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of material non-recurring items are not practical. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

2004 and 2005 Financial Outlook

Senior executives of the company will meet today and tomorrow with investors and financial analysts at the Edison Electric Institute (EEI) Annual Financial Conference in San Diego, California. On Tuesday, October 26, C. John Wilder, TXU Corp. chief executive officer, will present an update on TXU’s strategy and performance outlook at this event. Details of the live web cast of this presentation are provided below.

In 2004, TXU initiated a three phase strategy to restructure and improve the performance of its business. Phase One (Restructuring) objectives were to rationalize, restructure and restore financial strength to the company through a set of integrated transactions and profitability restoration initiatives. The results of Phase One were announced on May 18, 2004 at TXU’s Investor Conference. Phase Two (Performance Improvement) objectives are to strengthen the core businesses and drive performance improvements through applying high performance industrial company practices and standards. Phase Three (Long-Term Capital Allocation and Growth) will address how the company will allocate capital and grow. The company anticipates that it will take the balance of 2005 to adequately address Phase Three.

Phase One is essentially complete although TXU anticipates continued restructuring activity through 2004 and perhaps early 2005. Phase One included the exit of non-core businesses, TXU Australia, TXU Fuel, TXU Gas, and a telecommunications business for gross proceeds of $6.5 billion, including debt assumed by the purchasers. Through October 15, the proceeds and cash from operations were deployed to reduce capital, eliminating $4.7 billion of debt, reducing 89 million diluted shares of common stock and repurchasing equity-linked debt and convertible senior notes that could have resulted in the issuance of an additional 36 million shares. In addition to this, the company will purchase an additional 50 million shares, as described in the capital allocation section below. Contribution margin was also improved by changing the company’s hedging strategy and receiving approval for two fuel factor adjustments, reflecting increases in natural gas prices. TXU also entered a limited partnership to form Capgemini Energy, which provides business process services and information technology solutions to TXU, is substantially improving customer service, and is expected to reduce expenses by approximately $175 million by 2005.

The initial phase of work on Phase Two initiatives has been completed and initiative teams are driving the implementation of performance improvements. The initiative teams focused on four areas of execution: operational excellence, market leadership, commercial excellence and cost leadership, developing programs to achieve high performance across all of the business segments, TXU Electric Delivery, TXU Power (electricity generation operations) and TXU Energy (consumer, business, and wholesale markets operations). As described in investor conference presentations on September 8, 2004 and September 28, 2004, TXU believed these performance initiatives presented the opportunity to generate more than $600 million in EBIT2 improvements over 2005-2009, with the significant majority of the opportunity realizable within the first three years. As a result of the more detailed review, TXU believes that those and other performance improvement initiatives present the opportunity to generate approximately $1.25 billion in EBIT through 2007 as compared to year end 2004. The initial $600 million estimate was compared to the 2005-2009 period of the financial outlook presented on May 18, 2004. For more meaningful comparative analysis purposes, the current estimate is compared to year end 2004. Table 1: Capturing Phase Two Performance Improvements summarizes the Phase Two improvement potential.

Table 1: Capturing Phase Two Performance Improvements

05E vs. 09E; $ millions

Method/Component	Description	05E - 09E
Previous Method:
Baseline	May 18 Investor Conference 05 EBIT estimate	2,450
Improvement potential	$600 million over 5 years	600
Five-Year EBIT target	5-year target of $3,050 EBIT ($600 million improvement)	3,050
Current Method:
Baseline	04E EBIT excluding special items	1,950
Improvement target	$1,250 over 3 years	1,250
Three-year EBIT target	3-year target of $3,200 EBIT (equivalent to $750 million improvement relative to May 18 baseline)	3,200

[2]	Earnings before Interest and Taxes (EBIT) (a non-GAAP measure) is defined as income from continuing operations before interest income, interest expenses and related charges, and income tax expense.

Table 2: Financial Outlook for 2004 and 2005 summarizes the company’s updated outlook for operational earnings for 2004 and 2005, reflecting the impact of Phase Two initiatives. Table 3: Average Shares Outstanding provides a projection of average diluted shares of common stock in 2004 and 2005.

Table 2: Financial Outlook for 2004 and 2005

04E vs. 05E; $ per diluted share; millions of shares

Operational Earnings	2004E	2005E	% change
TXU Electric Delivery	0.77	1.29	68
TXU Power	1.88	3.95	110
TXU Energy	0.44	1.15	156
Corporate	(0.39)	(0.55)	(41)
Preference dividends	(0.07)	(0.09)	(29)
Dilution adjustment	0.06	—	—
Operational earnings range	2.65 – 2.70	5.65 – 5.85	113
Weighted average diluted shares outstanding	319	240	(25)

Table 3: Average Shares Outstanding3

04E and 05E; millions

Share Type	Q1	Change	Q2	Change	Q3	Change	Q4E	Year 04E	Year 05E
Basic	323	(3)	320	(25)	295	(30)	265	301	240
Diluted	380	(43)	337	(42)	295	(30)	265	319	240

Table 4: Operational Earnings Performance Drivers highlights the key areas of improvement from 2004 to 2005, identifying the benefits and areas of focus of the Phase Two restructuring program.

[3]	Projected share count is based upon current shares outstanding and the authorized share repurchase. Certain liability management options (among other factors) may cause this projection to vary from actual average diluted shares outstanding.

Table 4: Operational Earnings Performance Drivers

04E vs. 05E; $ per diluted share

Performance Driver	Income Statement Category	05E
04E operational earnings outlook range		2.65 – 2.70
Change in average diluted shares outstanding		0.90
TXU Power
Increased revenues from wholesale market price changes	Operating revenues	1.45
Reduced O&M expenses (operating, benefit, lease, other)	O&M expense	0.20
Increased production from coal generation	Cost of energy sold expense	0.11
Reduced fuel expense	Cost of energy sold expense	0.04
Increased expenses related to two-unit nuclear outage (O&M, purchased power)	Cost of energy sold/O&M expense	(0.27)
TXU Energy
Increased expenses from wholesale market price changes	Cost of energy sold expense	(1.49)
Increased revenues from 04 fuel factor adjustments and out of territory growth	Operating revenues	0.82
Reduced SG&A expenses (CapGemini Energy contract, bad debt)	SG&A expense	0.37
Reduced expense - purchased power and gas plant optimization, restructured PPAs	Cost of energy sold expense	0.28
Increased revenues from 2/05 fuel factor adjustment 05 (50% of $6.92 fuel factor)	Operating revenues	0.16
Increased margin in large business segment	Operating revenues/Cost of energy sold	0.15
Reduced O&M expenses (gas plants)	O&M expense	0.13
Reduced expenses and revenue losses due to hedge roll-off	Operating revenues/Cost of energy sold	0.11
Reduced wires expense	Delivery fees expense	0.06
Reduced margin from mass market customer churn	Operating revenues/Cost of energy sold	(0.04)
TXU Electric Delivery
Increased contribution margin	Operating revenues	0.25
Corporate & Other	Other income	(0.03)
Other	SG&A expense	0.08
Interest expense	Interest expense	(0.24)
05E operational earnings outlook range		5.65 – 5.85

The performance in 2004 has provided the base for 2005 financial performance. In fact, much of the 2005 growth is evident in the 2004 run-rate as shown in Table 5: 2005 Comparative Analysis to 2004 Run-Rate (Estimates).

Table 5: 2005 Comparative Analysis to 2004 Run-Rate (Estimates)

04E vs. 05E; $ per diluted share

Performance Driver	Income Statement Category	05E
04E operational earnings outlook
Q3 and Q4E earnings (based on year end average shares)		1.63
Weather effect on margin (adjust to normal weather)	Operating revenues/Cost of energy sold	0.11
Full Q3 impact on revenue of July 04 fuel factor increase	Cost of energy sold expense	0.07
Share count adjustment (319 to 240)		0.59
Pro forma Q3 and Q4E earnings		2.40
Historical average contribution of last two quarters to full year’s earnings		58%
Annualized run rate		4.14
Reduced G&A expenses (CapGemini Energy contract)	SG&A expense	0.22
Increased revenue of from February 05 fuel factor increase	Operating revenues	0.16
Reduced expenses and revenue losses due to hedge roll-off	Operating revenues/Cost of energy sold	0.11
Total before improvements		4.63
Performance improvements		1.02 - 1.22
05E operational earnings outlook range		5.65 –5.85

TXU also sees significant growth potential in 2006. Much of the identified improvement potential for 2006 is driven by having only one unit of the nuclear plant refueled in 2006 versus two units in 2005 and the roll off of hedges as a result of a change in hedging strategy. Other factors include service territory growth and transmission investment recovery in Electric Delivery and ongoing execution on Phase Two of the restructuring program.

Table 6 highlights the major drivers of improvement from 2005 to 2006.

Table 6: Significant Growth Drivers

05E vs. 06E; % growth

Performance Driver	Income Statement Category	06E
Decreased expenses due to only single-unit nuclear outage	Cost of energy sold expense	5.0
O&M/SG&A improvements from Phase 2 initiatives	O&M/SG&A expense	4.5
Decreased expenses and revenue losses due to hedge roll off	Operating revenues/Cost of energy sold	3.0
Deployment of cash	Interest expense/Average share count	2.0 - 4.0
Increased Electric Delivery revenue from growth and investment	Operating revenues	2.0
Increased production from coal generation	Cost of energy sold expense	1.0
Mass market customer churn	Operating revenues/Cost of energy sold	(0.5)
Expected growth range		16 – 20

Capital Allocation

TXU Corp.’s capital allocation strategy places first priority on use of available cash for investments to preserve and enhance the quality of customer service and production and delivery reliability. The company will then consider reinvestments in its businesses, applying stringent expectations for cash payback timeliness and minimum returns on investment. Capital expenditures for 2004 to 2006 are expected to range between $1.0 billion and $1.1 billion. The next priority for free cash flow will be to reduce debt and other liabilities to improve balance sheet strength and financial flexibility. TXU Corp.’s primary measures for balance sheet strength and flexibility are EBITDA to interest coverage (targeted at top quartile performance), debt to EBITDA (targeted at top quartile performance), and total debt to market capitalization (targeted at top quartile performance)4. TXU expects to achieve these performance levels for these measures by the end of 2005.

As a result of the significant improvement in TXU Corp.’s financial performance, balance sheet and credit metrics, the board of directors revised the company’s common stock dividend and cash distribution policy. The regular quarterly dividend was declared based on a $2.25 per share annual dividend rate with an expectation of 5 percent annual growth, subject to review by the board of directors at regular intervals. TXU Corp.’s new dividend rate results in a payout ratio of 39 percent relative to the revised earnings per share outlook midpoint for 2005.

The board of directors also adopted a distributions to shareholders policy that would provide for the distribution of up to 75 percent of annual operational earnings to the shareholders in the form of quarterly dividends, share repurchases, special dividends, or other forms of shareholder distributions, subject to ongoing review and approval by the board of directors. The board of directors also authorized the repurchase of 50 million shares of common stock. During 2004, TXU Corp. has repurchased 32 million shares of common stock, including 2.0 million of the 10 million shares announced in September. The share repurchase program replaces the remaining 8.0 million shares remaining under the previous 10 million share authorization. The intent of the policy is to provide capital distribution to the shareholders at a top quartile performance level; while maintaining financial flexibility and strength for an uncertain industry environment. TXU does not anticipate any share repurchases or special dividends in 2005 beyond this initial authorization and will review the continued implementation of this policy in 2006.

TXU Corp. believes this dividend and cash distribution policy is appropriate for its business model and provides flexibility to manage through volatility inherent in the electricity business. With the new dividend and cash distribution policy, the company will be well-positioned in terms of dividend payout and dividend yield, with companies in the S&P 500 index and with comparable high-growth, less regulated power companies. TXU Corp. believes the new dividend policy is comfortably sustainable, provides growth at a pre-determined rate, maintains financial flexibility and preserves credit quality.

The increase in the common stock dividend rate and the common stock repurchase program of 50 million shares reflect TXU’s confidence in future earnings, cash flow and business prospects and illustrate its commitment to returning cash flow to shareholders in a sensible manner.

[4]	Earnings before Interest Expense plus Taxes, Depreciation and Amortization (EBITDA) (a non-GAAP measure) is defined as income from continuing operations before interest income, interest expense and related charges, and income tax expense plus depreciation and amortization and special items. EBITDA is a measure of the company’s ability to generate cash available to all capital before paying taxes. Bondholders have the first claim on this cash and therefore, it is commonly compared to Debt Interest Expense to measure the credit strength of a company. EBITDA/Interest is defined as the ratio of EBITDA to gross interest expense. Debt/EBITDA is defined as the ratio of Total Debt (including all of TXU Corp.’s recourse debt but excluding approximately $1.3 billion of debt associated with the securitization of stranded assets, which is non-recourse to TXU) to total EBITDA. Market capitalization is defined as the value of TXU Corp.’s equity (common stock price times shares outstanding) plus the principal amounts of all of TXU Corp.’s fixed income securities (debt and preferred stock).

Cash, Bank Facilities and Commitments

Citigroup, Merrill Lynch and Wachovia have provided commitments to TXU Corp. and TXU Energy for new credit facilities totaling $2.8 billion, all of which can be utilized for share repurchases, and $1.5 billion of which can be used for other general corporate purposes. TXU will maintain its available cash and bank capacity at levels in excess of its stated minimum requirement of $1.5 billion after completing the share repurchase program.

Table 5: Consolidated – Cash, Facilities and Commitments

Amounts as of 10/25/04 and 12/31/03; $millions

Cash & Bank Facilities	Borrower	Maturity	10/25/04	12/31/03
Cash and cash equivalents			322	829
$1.4 billion credit facility	TXU Energy & TXU Electric Delivery Co.	June 07	975	—
$600 million credit facility	TXU Energy & TXU Electric Delivery Co.	June 05	520	—
$500 million credit facility	TXU Energy & TXU Electric Delivery Co.	June 09	500	—
$500 million credit facility	TXU Corp.	August 08	71	78
Terminated facilities			—	2,206
New Bank Commitments:
$500 million credit facility [5]	TXU Energy Co.	October 09	500	—
$2.3 billion credit facility [6]	TXU Corp.	October 05	2,300	—
Total			5,188	3,113

Merrill Lynch advised the company in the development of TXU’s dividend and capital allocation strategy. The company also reviewed its financial projections, the planned share repurchases and new dividend and capital allocation policy with Fitch Investors Service, Moody’s Investors Service, and Standard & Poor’s. All three agencies have indicated to the company that they will not be taking any ratings action.

Presentation Web Cast

A live web cast of the presentation at the EEI conference will be available on the Investor Resources section of TXU Corp.’s web site at www.txucorp.com beginning at approximately 7:30 a.m. Pacific time (10:30 a.m. Eastern time). The web cast will be archived on the web site for approximately 90 days for those unable to participate in the live event. A copy of the presentation and related materials are available in the Investor Resources section of the TXU Corp. web site.

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In TXU Corp.’s unregulated business, TXU Energy Retail provides electricity and related services to more than 2.5 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power owns and operates over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. The company is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in North America. TXU Corp.’s regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to 2.9 million electric delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by the ability of the company to implement the initiatives that are part of its restructuring, operational improvement and cost reduction program, and the terms under which the company executes those initiatives, the ability of the company to execute the financing necessary to finance its share repurchase plan and the actions of its board of directors with respect to future dividends and other cash distributions to shareholders, which will be based upon a number of factors, including the Company’s profit levels, operating cash flow levels and capital requirements as well as financial and other business conditions existing at the time.

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Media:	Investor Relations:
Chris Schein	Tim Hogan	Bill Huber	Angelika Torres

214-812-5338	214-875-9275	214-875-8301	214-875-8302

[5]	New 5-year facility available to TXU Energy Co. for letters of credit and other general corporate purposes.

[6]	New 364-day facility available to TXU Corp. for share repurchases and other general corporate purposes.